Exhibit 15.1

São Paulo Corporate Towers Av. Presidente Juscelino Kubitschek, 1.909 Vila Nova Conceição 04543-011 - São Paulo – SP - Brasil Tel.: +55 11 2573-3000 ey.com.br

February 22, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C., USA

20549-7561

Dear Sirs/Madams,

We have read Telefônica Brasil S.A.’s disclosure pursuant to Item 16.F (a) of Form 20-F regarding “Change in Independent Certified Accountant” of Telefônica Brasil S.A.’s Annual Report on Form 20-F for the year ended December 31, 2016. We agree with the statements made in relation to Ernst & Young Auditores Independentes S.S. We have no basis on which to agree or disagree with other statements of Telefônica Brasil S.A. contained therein.

Yours truly,

/s/ ERNST & YOUNG Auditores Independentes S.S.

São Paulo, Brazil

February 22, 2017